EXHIBIT (d)(1)(c)

ADDENDUM TO ADVISORY AGREEMENT

The Advisory Agreement made the 13th day of June, 2001 between PACIFIC FUNDS (the “Trust”), a Delaware business trust, and PACIFIC LIFE INSURANCE COMPANY (the “Adviser”), a corporation organized under the laws of California, as amended to date (the “Agreement”) is hereby amended by the addition of the provisions set forth in this Addendum to the Agreement (“Addendum”), which is made this 31st day of December, 2002.

WITNESSETH:

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust currently consists of fourteen series designated as the PF AIM Blue Chip Fund, PF AIM Aggressive Growth Fund, PF INVESCO Health Sciences Fund, PF INVESCO Technology Fund, PF Janus Strategic Value Fund, PF Janus Growth LT Fund, PF Lazard International Value Fund, PF MFS Mid-Cap Growth Fund, PF MFS Global Growth Fund, PF PIMCO Managed Bond Fund, PF Pacific Life Money Market Fund, PF Putnam Equity Income Fund, PF Putnam Research Fund, and PF Salomon Brothers Large-Cap Value Fund;

WHEREAS, the Trust intends to establish one additional series to be designated as the PF PIMCO Inflation Managed Fund;

WHEREAS, the Trust desires to appoint the Adviser as investment adviser to the PF PIMCO Inflation Managed Fund under the provisions set forth in the Agreement and in this Addendum;

WHEREAS, the Adviser is willing to accept such appointment.

NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

1.
In addition to its responsibilities as specified in the Agreement, the Trust hereby appoints the Adviser to act as investment adviser with respect to the PF PIMCO Inflation Managed Fund, which in addition to all other series previously established, shall be deemed one of the series under the Agreement.

2.	Schedule A, governing applicable compensation under the Agreement, is hereby replaced with Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

PACIFIC FUNDS

By:	/s/ Glenn S. Schafer
Name: Glenn S. Schafer Title: President

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Glenn S. Schafer
Name: Glenn S. Schafer Title: President

By:	/s/ Audrey L. Milfs
Name: Audrey L. Milfs Title: Vice President & Secretary

Schedule A
Investment Advisory Agreement

Fund	Annual Investment Advisory Fee
(as a percentage of average daily net assets)
PF AIM Blue Chip Fund	0.95%
PF AIM Aggressive Growth Fund	1.00%
PF INVESCO Health Sciences Fund	1.10%
PF INVESCO Technology Fund	1.10%
PF Janus Strategic Value Fund	0.95%
PF Janus Growth LT Fund	0.75%
PF Lazard International Value Fund	0.85%
PF MFS Mid-Cap Growth Fund	0.90%
PF MFS Global Growth Fund	1.10%
PF PIMCO Inflation Managed Fund	0.60%
PF PIMCO Managed Bond Fund	0.60%
PF Pacific Life Money Market Fund	0.40% of the first $250 million
0.35% of the next $250 million
0.30% on excess
PF Putnam Equity Income Fund	0.95%
PF Putnam Research Fund	1.00%
PF Salomon Brothers Large-Cap Value Fund	0.85%

Effective: December 31, 2002